Exhibit (p)(3)

Bank of Ireland Asset Management (U.S.) Limited

Code of Ethics on Personal Dealing

1. Introduction

Bank of Ireland Asset Management (U.S) Limited (BIAM (U.S.)) has adopted a Code of Ethics, designed to reduce the risk of actual or potential conflicts of interest with dealings on behalf of clients. The code applies to all employees, officers and directors of BIAM (U.S.) (including ‘dual employees’ as referred to in the Form ADV). More stringent rules are applied to persons who are deemed to be ‘Access Persons’.

2. Who are Access People

For the purpose of this code, an Access Person is;

•	An officer or director of BIAM (U.S.); or

•
Any BIAM (U.S.) employee who makes or participates in decisions regarding the recommendation to purchase or sell securities on behalf of clients, or who has access to such information in connection with their day to day duties; or

•	Any BIAM (U.S.) employee who executes client trades.

•	Any other natural person in a control relationship with BIAM(U.S), who obtains information concerning recommendations to purchase or sell securities on behalf of clients.

All Access People will be notified by the Compliance Unit if they have been classified as an Access Person.

3. What types of Securities Transactions are covered by the Code

The Code of Ethics applies to personal dealing in all securities. Certain securities transactions are exempt from the pre-approval and / or the reporting requirements.

4. Examples of the Personal Securities Transactions that require pre-approval

The following are examples of the types of securities that require pre-approval (covered securities). If any employee is in doubt whether or not a particular type of trade requires approval, they should consult the Compliance Unit.

•	Equities, futures contracts, options, warrants,

•	Participation in any IPO’s

•	Any private placements, any investment in a private company

•	Participation in investment clubs

•	Spread betting on any of the above securities

5. What types of securities dealing do not require pre-approval

Pre-approval is not required for personal dealing in the following securities;

•	Investment in mutual funds, unit trusts or similar collective investment schemes

•	Money market instruments or fixed interest securities

•	Direct investment in property

However, for access persons, there are reporting requirements for trading in some of these investment instruments (see section on requirements for access persons below).

6. Rules for all Employees (including Access Persons)

1. All personal securities transactions (except those listed in point 5 above) must be pre-approved by the Compliance Unit.

2. All transactions must be conducted through the BIAM dealing room, unless permission is granted by the Compliance Unit to deal through a particular broker. Such approval is normally only granted if dealing through a local broker is more efficient, or if the deal requested is of a small size (ie: less than $1,500 or equivalent)

3. Approval to deal through an outside broker will have an expiration time which is generally 24 hours

4. A copy of all broker trade confirmations (contract notes) must be submitted to the Compliance Unit directly from the executing broker.

5. Approval for investment in any IPO or Private Placement will generally not be granted unless the Compliance Unit can determine that the investment opportunity does not present a conflict with any client.

6. For non-access persons, a blackout period applies to personal securities transactions (subject to a de-minimus size of $5,000 or equivalent). Permission will generally be refused if we have executed, or intend to execute a trade in the same security, on the same day for clients. For access persons, the blackout period is extended to 7 days, and no de-minimus applies.

7. Employees may not benefit from short term trading in securities. Short term trading is defined as buying and selling (or vice versa) the same security within a 60 day period. Bed & Breakfast (B&B) transactions, where a person sells a security and buys back the same security on the same day to realize a taxable gain, are exempt from this rule, but all B&B transactions must be pre-approved. This is common practice in Ireland and is used as a way to utilize capital gains tax allowances. The result of the transaction is that the person owns the same amount of securities, but the base cost for tax purposes has been increased.

8. Transfers of shares out of an employees name should be pre-approved eg: transferring to partner or spouse, or giving shares as a gift.

9. Non Access persons may, at the discretion of the Compliance Officer, be requested to provide a statement of securities holdings.

10. Dealing in Bank of Ireland Stock/Bristol & West securities, is prohibited in a ‘close period.’ A ‘close period’ is defined as the period from:

—	31 March until the preliminary announcement of the annual results (mid-May)

—	30 September until the announcement of the interim results (mid-November)

The above rules do not apply to:

1. Transactions in an account which the access person or employee has no direct or indirect influence or control.

2. Transactions which are non-volitional eg: sales forced as a result of a takeover, shares received as gifts, bonus issues, free shares received on flotation of a public company eg: when life companies demutualised and all policy holders were issued with free shares.

3. Shares received in lieu of dividends (dividend re-investment plans)

4. Free shares received through a flotation of a public company.

5. Purchases as a result of taking up a rights issue, provided the rights are available pro-rata to all holders of the class of securities.

Transactions under 2,3, 4 & 5 must be reported to the compliance unit when complete, to ensure personal dealing records are complete.

7. Additional Rules for Access Persons:

In addition to the above rules, the following rules also apply to Access Persons;

1. Access persons will be required to provide a statement of all securities holdings (including holdings in private companies) within 10 days of commencement of being notified that they are an Access Person. They will also be required to submit an annual securities holdings report, within 10 days of request from the Compliance Unit. These reports must include all holdings in which the access person has a direct or indirect beneficial ownership including holdings in Bank of Ireland stock, private companies, unit trusts, mutual funds (or any similar collective investment scheme), fixed income securities and money market instruments. The annual report must be requested require the holdings to be detailed as at a date no more than one year and 30 days from the previous report.

Direct or indirect beneficial ownership of securities means any securities in which the Access Person can profit from or share in any profit derived from a transaction in these securities

Access Persons must also ensure a copy of the trade confirmation (contract note) is promptly forwarded to the Compliance Unit for dealing in all securities, including those which do not require pre-approval (eg: mutual funds & fixed income securities).

The only securities exempt from these reporting requirements are:

—	U.S. registered open ended investment funds (funds must be registered as investment companies under the U.S. Investment Company Act 1940)

—	Direct obligations of the U.S. Government (eg: U.S. Treasury Bills)

—	U.S. bank certificates of deposit, U.S. commercial paper and U.S. short term debt instruments (less than 365 days).

2. Access Persons will be required to ensure that the Compliance Unit receive a copy of the trade confirmation, direct from the executing broker, for any securities transaction in which they have a beneficial interest. This is required even if the Access Person has no involvement in the investment decision, and prior approval was not required.

The term beneficial interest has a very specific meaning in US law. In particular, this means a person is refutably deemed to have a beneficial interest in any securities transactions executed by their immediate family, living in the same household. You must therefore report all transactions of immediate family living in the same household, unless you can show to the Compliance Unit that you do not have a beneficial interest. Immediate family includes child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any adoptive relationships.

Please contact the Compliance Unit if you are in doubt whether reporting is required, or if you believe you do not have a beneficial interest in any transactions executed by an immediate family living in the same household.

3. The blackout period is extended from the same day as a client trade, to 7 days before or after a client trade.

4. No de-minimus applies to the black-out period.

Any breaches of these rules will be viewed as very serious and may result in disciplinary action up to and including dismissal. All employees are responsible for ensuring they comply with these rules. If in doubt, or have any questions on the above, please contact the Compliance Unit.